The Universal Institutional Funds, Inc. -Small Company Growth Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased: XPO Logistics Inc.
Purchase/Trade Date: 3/14/2012
Size of Offering/shares: 8,000,000shares
Offering Price of Shares: $15.750
Amount of Shares Purchased by Fund: 3,738
Percentage of Offering Purchased by Fund: 0.047
Percentage of Fund's Total Assets: 0.25
Brokers: Morgan Stanley, Deutsche Bank Securities, Jefferies, BB&T Capital Markets, Oppenheimer & Co., Raymond James, Stifel Nicolaus Weisel
Purchased from:  Deutsche Bank Securities

Securities Purchased: Splunk Inc.
Purchase/Trade Date: 4/18/2012
Size of Offering/shares: 13,500,000shares
Offering Price of Shares: $17.00
Amount of Shares Purchased by Fund: 3,796
Percentage of Offering Purchased by Fund: 0.028
Percentage of Fund's Total Assets: 0.29
Brokers: Morgan Stanley, Credit Suisse, JP Morgan, BofA Merrill Lynch, UBS Investment Bank, Pacific Crest Securities, Cowen and Company
Purchased from:  JP Morgan

Securities Purchased: Service Now Inc.
Purchase/Trade Date: 6/28/12
Size of Offering/shares:  11,650,000 shares
Offering Price of Shares: $18.000
Amount of Shares Purchased by Fund: 4,765
Percentage of Offering Purchased by Fund:  0.041
Percentage of Fund's Total Assets:  0.42
Brokers: Morgan Stanley, Citigroup, Deutsche Bank Securities, Barclays, Credit Suisse, UBS Investment Bank, Pacific Crest Securities, Wells Fargo Securities
Purchased from:  Deutsche Bank Securities